Exhibit 10.1

April 27, 2018

Jeffrey W. Chell, M.D.

521 Mandalay Avenue

#708

Clearwater Beach, FL 33767

Dear Dr. Chell:

On behalf of Actinium Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of a director of the Company’s Board of Directors (the “Board”). Speaking for myself, as well as the other members of the Company’s Board, we are all very impressed with your credentials and look forward to your future success in this position. You shall remain as a director of the Company from the date hereof until your resignation, or successor, if any, is elected or qualified (the “Termination Date”). You shall be classified as a Class II director and be up for election at the 2018 annual shareholders meeting, with a three year term thereafter. If your position is terminated prior to the Termination Date, you shall only be entitled to the director payments payable and the options that have vested as of such date. You shall also on the date hereof sign an Indemnification Agreement with the Company.

For your service on the Board you will receive a quarterly cash retainer of $10,000 per calendar quarter. The Board has also agreed to grant to you an option to purchase common shares of the Company (the “Initial Grant”). The Initial Grant will consist of an option grant to purchase 75,000 common shares of the Company, with an exercise price equal to the closing price of the common stock on the NYSE American on the date of your appointment to the Board. The term of the Initial Grant is 10 years from the date of grant (the “Vesting Commencement Date”), subject to your continuing service with the Company. So long as your director relationship with the Company continues, the shares underlying the Initial Grant shall vest in accordance with the following schedule: 28% of the shares subject to the option shall vest and become exercisable on the twelve month anniversary of the Vesting Commencement Date and 2% of the total number of shares subject to the option shall vest and become exercisable each month after the vesting commencement. The options will be incentive stock options to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2013 Stock Plan, as amended, and the Stock Option Agreement between you and the Company.

You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

This agreement sets forth the terms of your director relationship with the Company and supersedes any prior representations or agreements, whether written or oral. This agreement may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This agreement will be governed by New York law without reference to rules of conflicts of law. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	275 Madison Avenue, 7th Floor
New York, NY 10016

If to you:	521 Mandalay Avenue
#708
Clearwater Beach, FL 33767

We are all delighted to be able to extend you this offer and look forward to working with you as a Director of the Company. To indicate your acceptance of the Company’s offer, please sign this letter in the space provided below. This agreement shall be effective on the date set forth below.

Very truly yours,		ACCEPTED AND AGREED:

ACTINIUM PHARMACEUTICALS, INC.

By:	/s/ Sandesh Seth	/s/ Jeffrey W. Chell
	Sandesh Seth	Jeffrey W. Chell
Chairman & CEO

Date: April 27, 2018		Date: April 27, 2018

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